UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

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MDU Resources Group, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MDU RESOURCES GROUP, INC.

2016 Annual Meeting of Stockholders

[The following are talking points for telephone calls officers of the Company may make to select stockholders relating to Proposal No. 4, approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.]

I.	The Purpose Of This Communication

•	We are contacting you to answer any questions you may have regarding our 2016 proxy proposals and specifically with respect to our Say on Pay proposal.

•	MDU Resources Group, Inc.’s Board of Directors has recommended that stockholders vote in favor of Proposal No. 4.

•	However, Glass, Lewis & Co. (“Glass Lewis”) has recommended a vote “AGAINST” Proposal No. 4.

•	Another leading proxy advisory service, ISS Proxy Advisory Services, came to a contrary conclusion and recommended a vote “FOR” the proposal.

•
As the reason for its recommendation, Glass Lewis asserted a deficiency existed in linking our executive pay and Company performance and a misalignment of executive pay with performance as compared to its peers.

•	We agree with Glass Lewis that linking executive pay to corporate performance is in the best long-term interest of shareholders, and we believe we have aligned executive pay and performance.

•	We are contacting you to help you understand that our executive compensation program is heavily weighted toward performance-based pay.

•	We ask that you vote in support of our Say on Pay proposal despite the Glass, Lewis & Co. recommendation.

II.	Our Executive Compensation is Heavily Weighted Toward Performance-Based Compensation and Aligns Pay with Performance

•
The Company’s 2016 Proxy Statement indicates that 76.5% of the CEO’s 2015 target compensation was tied to short-term (23.5%) and long-term (53%) performance and therefore at risk. (Proxy Statement page 24) The other NEOs had target incentive compensation ranging from 60% to 80% of their total target compensation for 2015. (Proxy Statement page 24)

•
Long-term performance is measured exclusively by Total Shareholder Return compared to Company peers. TSR is a commonly used performance metric by publicly traded companies for long-term incentive compensation.

•	Short-term performance is largely measured by financial metrics of ROIC and EPS at the Company’s business segments, i.e. objective financial performance.

•
The CEO earned only 50% of his target short-term incentive compensation in 2015. Each of the other NEOs earned less than his target short-term incentive compensation for 2015, except for the head of the construction materials and contracting segment, which achieved 2015 earnings far in excess of its EPS and ROIC targets. (Proxy Statement pages 31-32)

•
No performance shares vested for the CEO and the other NEOS in 2015 because the Company’s performance during the 2012 to 2014 performance cycle was below the vesting threshold relative to the Company’s peers. (Proxy Statement page 35)

•	In 2015, the CEO’s total realized pay decreased $1.4 million, or 55%, and his total compensation from the Summary Compensation Table decreased $1.0 million or 28%. (Proxy Statement page 20)

•
The head of the exploration and production segment was paid a sales incentive bonus in connection with the sale of Fidelity to help bring significant incremental value in the sale process. (Proxy Statement page 32) He also had received no long-term incentive award in 2015. (Proxy Statement page 28)

III. The Company has Aligned Pay to Performance as Compared to its Peers

•	The Glass Lewis report states that the Company’s NEOs were paid more than the median compensation of the NEOs from an Equilar peer group.

•
Although the Glass Lewis report recognizes that the Company is a diversified natural resources company, its analysis relied upon an Equilar peer group consisting of 15 of 16 (94%) utility companies and one construction materials company. In 2015, approximately 40% of the company’s earnings were from utility operations as a percentage of earnings before discontinued operations (Form 10-K page 29). The remaining earnings were derived from its construction materials, construction services, pipeline and midstream business segments.

•
The Company’s 2015 NEOs included the presidents of its construction materials, construction services, exploration and production, and pipeline and midstream business segments in addition to the Company CEO and CFO. The president of its utility segment was not a 2015 NEO. Accordingly, the Glass Lewis report compares NEO compensation for non-utility executives with NEO compensation for a utility peer group; the Company believes this is an inappropriate comparison.

•
As shown in the Glass Lewis report, the annual cost of the Company’s Long-Term Performance-Based Incentive Plan is substantially below that of even the Equilar peer group whether measured as a percentage of revenue, percentage of OCP, percentage of enterprise value, or cost per employee.